Exhibit 4.4


                              ARTICLES OF AMENDMENT

                                     to the

                            ARTICLES OF INCORPORATION

                                       of

                              ALABAMA POWER COMPANY



         Pursuant to, and with the effect provided in, Section 10-2B-6.02 of the Code of Alabama, 1975, as amended (the "Code"), the undersigned company adopts the following Articles of Amendment to its Articles of Incorporation:

         FIRST: The name of the company is "Alabama Power Company" (the "Company").

         SECOND: The following resolutions amending the Company's Articles of Incorporation, as amended, providing for, among other things, the issuance and sale of not more than 1,250 shares of Class A Preferred Stock ($100,000 Stated Capital Per Share), not in excess of an aggregate $125 million, in one or more series and establishing each series of the new stock, was duly adopted in the manner provided by the Code by the Company's Board of Directors at a meeting held on January 24, 2003, shareholder approval therefor not being required:

         RESOLVED, That the relative rights and preferences of 1,250 of the authorized but unissued shares of undesignated Class A Preferred Stock (stated capital $100,000 per share) (the "new stock") in those respects in which the shares thereof may vary from the shares of other series of Class A Preferred Stock which may now or hereafter be authorized or created, shall be as follows:

                  (1) The officers of the Company be and hereby are authorized to determine the dividend rate or rates, the redemption provisions and the dividend payment dates of the new stock, with the new stock having an initial dividend term not to exceed 5 years and an initial dividend rate not in excess of 6.00% of the stated capital per annum, accruing from the date of original issue and the dividend payment dates during the initial dividend term shall be the first days of January, April, July and October in each year commencing on the applicable dividend payment date preceding the date of issuance of the new stock;

                  (2) The amount payable in the event of liquidation shall be $100,000 per share, plus accrued dividends;

                  (3) The shares of such class shall not be, by their terms, convertible or exchangeable;

                  (4) The shares of such class shall not be, by their terms, entitled to the benefit of any sinking fund; and

                  (5) Upon the issuance of shares of the new stock, there shall be transferred from the Premium on Capital Stock Account to the Preferred Stock Account an amount equal to $99,999 per share, and thereafter the stated capital of each share of the new stock shall be $100,000 per share.

         THIRD: The undersigned officers of the Company pursuant to the authority granted him by the Company's Board of Directors at a meeting held on January 24, 2003 hereby establishes and designates, on behalf of the Company, a series of Class A Preferred Stock comprising 1,250 shares of Flexible Money Market Class A Preferred Stock (Series 2003A) (the "Flexible Class A Preferred Stock") with an initial dividend term to commence on the date of issuance and end on December 31, 2007. Subject to the provisions of Exhibit A, dividends shall be payable upon the Flexible Class A Preferred Stock at a rate of 4.95% of the stated capital per annum for the initial dividend term. After the initial dividend term, the dividend rate, the dividend periods and the dividend payment dates for the Flexible Class A Preferred Stock will be determined in accordance with Exhibit A. The Flexible Class A Preferred Stock may be redeemed in accordance with the provisions of Exhibit A.

         IN WITNESS WHEREOF, the undersigned officers of the Company, do hereby set their hand and the seal of the Company on the 6th day of February, 2003.





                                 William B. Hutchins, III
                                 Executive Vice President, Chief Financial
                                 Officer and Treasurer
                                 Alabama Power Company



                                 Ceila H. Shorts
                                 Assistant Secretary
                                 Alabama Power Company

This Instrument was prepared by:
Monica W. Sargent
Balch & Bingham LLP
1901 Sixth Avenue North, Suite 2600
Birmingham, AL  35203

                                      A-13
                                    EXHIBIT A

Dividends

         General. The holders of Flexible Class A Preferred Stock (the "new Stock" or "Shares") will be entitled to receive, when, as and if declared by Alabama Power Company's (the "Company") board of directors out of funds legally available cumulative cash dividends at the applicable dividend rate, determined in the manner described below under "--Determination of Dividend Rate," payable on the dates as described below.

         Dividends on the new Stock will accumulate, whether or not declared, from the date on which the Company originally issues the new Stock at the dividend rate applicable from time to time. The applicable rate for the initial dividend period will be 4.95%. Dividends on the new Stock will be payable for the initial dividend period on January 1, April 1, July 1 and October 1 of each year, commencing April 1, 2003, or, if any such date is not a business day, on the next business day. For subsequent dividend periods, dividends on new Stock will be payable (1) on the business day following the last day of each dividend period, regardless of its length, and (2) in addition, in the case of dividend periods of more than 99 days, on the following additional dates:

o if such dividend period is from 100 to 190 days, on the 91st day of such dividend period;

o if such dividend period is from 191 to 281 days, on the 91st and 182nd days of such dividend period;

o if such dividend period is from 282 days to 364 days, on the 91st, 182nd and 273rd days of such dividend period; and

o if such dividend period is one year or longer, on January 1, April 1, July 1 and October 1 of each year,

provided that in all such cases, if such date is not a business day, the dividend payment date will be the next business day.

         Notwithstanding the foregoing, if any date on which dividends on the new Stock would be payable as described in the preceding paragraph is a day that would result in the number of days in the then current dividend period not being at least equal to the then current minimum holding period required for corporate taxpayers to be entitled to the dividends received deduction, then dividends with respect to such dividend period will be payable on the first business day following such date on which dividends would be so payable that results in the number of days in such dividend period being at least equal to that minimum holding period or, if earlier, the 98th day of such dividend period.

         Moreover, notwithstanding the foregoing, in the event of a change in law altering the minimum holding period, the Company will adjust, if necessary, the number of days in each regular dividend period and the minimum number of days of each special dividend period commencing after the date of such change in law to equal or exceed the minimum holding period; provided that the number of days in a regular dividend period will not exceed by more than nine days the length of the minimum holding period and will be evenly divisible by seven, and the maximum number of days in a regular dividend period, as adjusted, will not exceed 98 days.

         On any change in the number of days in any then current dividend period or in the number of days in regular dividend periods or the minimum duration of a special dividend period as a result of a change in the minimum holding period, the Company will mail notice of such change to all holders of record of the new Stock. In addition, under the broker-dealer agreements described under "The Auction--Broker-Dealer Agreements" below, each broker-dealer will be required to mail notice of such change to each existing holder who acquired the new Stock through such broker-dealer and, to the knowledge of such broker-dealer, has not disposed of such new Stock.

         Each date on which dividends on the new Stock will be payable as set forth above is referred to as a "Dividend Payment Date." Although any particular Dividend Payment Date for the Shares may not occur on the day of the week or the date originally scheduled as a Dividend Payment Date for the new Stock because of the adjustments set forth above, each succeeding Dividend Payment Date for the new Stock will occur, subject to such adjustments, on the day of the week or the date originally scheduled as a Dividend Payment Date for the new Stock as if each preceding Dividend Payment Date had occurred when initially scheduled.

         On or prior to any Dividend Payment Date for the new Stock, the Company must pay to the auction agent sufficient funds for the payment in full of all accumulated dividends with respect to the new Stock payable on such Dividend Payment Date.

         Each dividend on the new Stock will be payable to the holder or holders of record on the record date fixed by the Company's board of directors prior to the applicable Dividend Payment Date. Dividends in arrears for any past dividend period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the holder or holders of record on the record date fixed by the Company's board of directors. Any dividend payment made on the new Stock will first be applied toward payment of all accumulated dividends with respect to the earliest dividend period for the new Stock for which dividends have not been paid.

         So long as the new Stock is held of record by the nominee of the securities depository, dividends will be paid to the nominee of the securities depository on each Dividend Payment Date. The securities depository will credit the accounts of The Depository Trust Company ("DTC") participants in accordance with the securities depository's normal procedures, which now provide for payments in same-day funds. The DTC participants will be responsible for holding or disbursing such payments to such existing holders in accordance with the instructions of such existing holders.

         Except as described below under "--Determination of Dividend Rate," (1) holders of the new Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends on the new Stock as provided herein, and (2) no interest or sum of money in lieu of interest will be payable in respect of any dividend payment on the new Stock which may be in arrears.

         So long as any Shares are outstanding,

o no dividend, other than a dividend in common stock or any other capital stock of the Company ranking junior to the new Stock as to dividends and upon liquidation, may be declared or made upon any shares of preferred stock of the Company ranking on a parity with the new Stock as to dividends and upon liquidation,

o neither the common stock nor any other shares of capital stock of the Company ranking junior to the new Stock as to dividends and upon liquidation, nor any preferred stock ranking on a parity with the new Stock as to dividends and upon liquidation, may be redeemed, purchased or otherwise acquired for any consideration, nor may any funds be paid to, or made available for, a sinking fund for the redemption of any shares of such stock, by the Company, except by conversion into or exchange for common stock or shares of capital stock of the Company ranking junior to the new Stock as to dividends or upon liquidation, unless, in each case, the full cumulative dividends on the outstanding new Stock have been, or contemporaneously are, paid or declared and a sum sufficient for the payment thereof has been or is set apart for such payment. In addition, the Company may not declare or pay any dividend or distribution on its capital stock (including preferred stock), other than dividends paid in shares of its common stock, if the Company:

o extends interest payment periods on its junior subordinated notes issued to trusts; or

o is in default with respect to payments on the junior subordinated notes or under related guarantees.

         When dividends are not paid or declared and set aside for payment in full, as described in the previous paragraph, upon the new Stock and any preferred stock ranking on a parity with the new Stock, all dividends declared upon the new Stock and any preferred stock ranking on a parity with the new Stock must be declared pro rata so that the amount of dividends declared per Share and parity preferred stock will in all cases bear to each other the same ratio that accumulated dividends per Share and parity preferred stock bear to each other.

         Subsequent Dividend Periods. After the initial dividend period for the new Stock, each subsequent dividend period for the new Stock will be a regular dividend period; provided that, except as described in the next paragraph and under "--Determination of Dividend Rate," the Company may specify the duration for any special dividend period and other special provisions for the new Stock by a notice delivered or mailed by the Company to the addresses of record of the holders of the new Stock not less than 10 days nor more than 60 days prior to the Auction Date, as defined herein, for such subsequent dividend period, which notice will specify:

o the Company's determination of the length of the special dividend period,

o in the case of any special dividend period in excess of 99 days in duration, any subsequent Dividend Payment Date or Dates other than the subsequent period-end Dividend Payment Date for such special dividend period,

o if the Company has elected that the new Stock should not be subject to redemption during all or any specified portion of the special dividend period (a "Non-Call Period"), a statement to that effect,

o if the Company has elected that the dividends received deduction gross-up provision described under "Changes in the Dividends Received Deduction" apply during the special dividend period, a statement to that effect, and

o if the Company has specified that all or any portion of the special dividend period will be a Non-Call Period and that the dividends received deductions gross-up provision will apply and has affirmatively elected to have the right to redeem the new Stock during such special dividend period if there is any amendment to the Internal Revenue Code of 1986, as amended (the "Code"), that has the effect of reducing the Dividends Received Percentage as described in "Redemption," a statement to that effect.

         In the event the Company has elected a special dividend period for a subsequent dividend period as described in "Changes in the Dividends Received Deduction," the Company may withdraw its election by giving notice to holders of the new Stock by no later than 3:00 p.m., New York City time, on the business day before the Auction Date with respect to which the notice was delivered, and thereafter the election by the Company of a special dividend period will be of no force and effect. Copies of all notices related to special dividend periods will be delivered in person, by telecopier or by other written electronic communication to the auction agent by the Company at the same time they are transmitted to the holders of new Stock. The auction agent will thereupon provide copies of the notices to broker-dealers as soon as practicable after receiving the notice. In the event the Company has effectively revoked its election of a special dividend period, the following dividend period will be a regular dividend period. No defect in the notice or in the mailing thereof will affect the validity of any change in any dividend period.

         In the event that Sufficient Clearing Bids, as defined below, have not been made in any Auction, as described in "The Auction," such that the dividend rate for the next dividend period will be equal to the maximum applicable dividend rate, then the subsequent dividend period will be a regular dividend period, regardless of whether the Company has elected a special dividend period, and the maximum applicable dividend rate will be determined based upon such regular dividend period. In such event, existing holders of the new Stock that have submitted sell orders will not be able to sell in the Auction, as defined below, all, and may not be able to sell any, Shares subject to such sell orders. Thus, under certain circumstances, existing holders of new Stock may not have liquidity of investment.

         Determination of Dividend Rate. The dividend rate for the initial dividend period for the new Stock will be 4.95% per annum. The initial dividend period begins on and includes the date that the Company originally issues the new Stock and ends on December 31, 2007. The dividend rate for each subsequent dividend period for the new Stock will be, except as provided below, the rate per annum that results from the implementation of the auction procedures. Each periodic implementation of the auction procedures set forth in Exhibit B is referred to as an "Auction." As used herein, applicable dividend rate means the rate per annum at which dividends are payable on the new Stock for any dividend period. See "The Auction--Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate."

         If an Auction for any subsequent dividend period for the new Stock is not held for any reason, other than as a result of the failure of the Company to pay dividends or amounts payable upon redemption of the new Stock as described below, the subsequent dividend period will be a regular dividend period and the dividend rate on the Shares for such subsequent dividend period will be the maximum applicable dividend rate on the business day immediately prior to the commencement of the subsequent dividend period. See "The Auction--Orders by Existing and Potential Holders."

         During the initial dividend period and any special dividend period in excess of 364 days in duration, the amount of dividends accumulated and payable, if declared, per Share for each period that begins on a Dividend Payment Date and ends on the day before the next Dividend Payment Date will be computed by
(1) multiplying the applicable dividend rate for such dividend period by 25% and
(2) multiplying $100,000 by the rate so obtained. The amount of dividends accumulated and payable, if declared, per Share on any Dividend Payment Date with respect to any regular dividend period and any period during the initial dividend period and any special dividend period in excess of 364 days that is covered by the preceding sentence will be computed by (x) multiplying the applicable dividend rate for such dividend period by a fraction, the numerator of which is the actual number of days in the portion of such dividend period prior to such Dividend Payment Date as to which dividends have not been paid and the denominator of which is 360, and (y) multiplying $100,000 by the rate so obtained.

         If the Company fails to pay to the auction agent on or prior to any period-end Dividend Payment Date for the new Stock the full amount of all accumulated and unpaid dividends payable on the new Stock on such period-end Dividend Payment Date, then:

o if such failure to pay is cured as provided below, the applicable dividend rate for the new Stock for the dividend period commencing on the period-end Dividend Payment Date on which the Company failed to pay will be equal to the dividend rate determined on the Auction Date immediately preceding such period-end Dividend Payment Date; and

o if such failure to pay is not cured as provided below, then, for the period (the "Dividend Non-Payment Period") commencing on and including such period-end Dividend Payment Date and ending on and including the business day on which, by 12:00 noon, New York City time, all unpaid cash dividends have been deposited with the auction agent or otherwise made available for payment to the applicable holders in same day funds (provided that, at least two business days but no more than 30 days prior to such business day, the Company must have given the auction agent, the securities depository and the applicable holders written notice of such deposit or availability):

              - each subsequent dividend period will be a regular dividend period, regardless of any special dividend period election made by the Company, and Auctions for the new Stock will be suspended and will not resume, in each case until all accumulated and unpaid dividends on the new Stock for all past dividend periods have been paid to the auction agent, not later than the second business day before an Auction Date for the new Stock; and

              - the applicable dividend rate for the new Stock during such Dividend Non-Payment Period will be equal to the maximum applicable dividend rate for the new Stock, as determined on the business day prior to the first day of each such subsequent dividend period, but with the credit ratings for the new Stock, for purposes of determining such maximum applicable dividend rate, being deemed to be below "Baa3" by Moody's Investor Service, Inc. ("Moody's") and below "BBB-" by Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies ("S&P") (the "Non-Payment Period Rate").

         If the Company fails to pay to the auction agent on or prior to any date set for redemption of less than all of the Shares the full amount payable upon redemption of the Shares called for redemption, then:

o Auctions for the new Stock will be suspended and will not resume until all amounts payable upon the redemption of the new Stock called for redemption have been paid to the auction agent, not later than the second business day prior to an Auction Date for the outstanding new Stock;

o if such failure to pay is cured as provided below, the applicable dividend rate for the dividend period commencing after the redemption date on which the Company failed to pay will be equal to the maximum applicable dividend rate for the new Stock, as determined on the business day before the first day of such dividend period, and such dividend period will be a regular dividend period, regardless of any special dividend period election made by the Company, unless on the Auction Date for such dividend period, Auctions for the Shares may be resumed as provided above; and

o        if such failure to pay is not cured as provided below, then:

              - each subsequent dividend period will be a regular dividend period, regardless of any special dividend period election made by the Company, and the applicable dividend rate for the new Stock not called for redemption for each dividend period, commencing on the day immediately succeeding the redemption date on which the Company failed to pay, but excluding the dividend period, if any, following the Auction Date on which Auctions for the new Stock may be resumed as provided above (each a "Redemption Non-Payment Period"), will be equal to the Non-Payment Period Rate for the new Stock, as determined on the business day prior to the first day of each such dividend period; and

              - the applicable dividend rate for the new Stock called for redemption for each dividend period for the new Stock commencing after the redemption date on which the Company failed to pay will be equal to the Non-Payment Period Rate for the new Stock, as determined on the business day prior to the first day of each such dividend period.

         For purposes of the second and third bullets above, any failure to pay dividends or amounts payable upon redemption with respect to the new Stock will be deemed cured if, not later than 12:00 noon, New York City time, on the third business day following such failure to pay, there has been paid to the auction agent (1) all accumulated and unpaid dividends on the new Stock including the full amount of any dividends to be paid on the period-end Dividend Payment Date with respect to which such failure to pay occurred but excluding amounts accumulated after such period-end Dividend Payment Date, plus additional dividends in an amount computed by multiplying (A) the Non-Payment Period Rate for the new Stock, as determined on the business day before such Dividend Payment Date, by (B) a fraction, the numerator of which will be the number of days for which such failure to pay is not cured in accordance with this paragraph, including the day such failure to pay occurs and excluding the day such failure to pay is cured, and the denominator of which is 360, and multiplying the rate so obtained by the product of $100,000 and the number of Shares then outstanding and (2) the full amount payable upon redemption of the Shares called for redemption that have not been so redeemed, plus (except to the extent such amount has been paid pursuant to clause (1) above) an amount computed by multiplying (X) the Non-Payment Period Rate for the new Stock, as determined on the business day prior to the first day of the current dividend period, and (Y) a fraction, the numerator of which will be the number of days for which such failure to pay is not cured in accordance with this paragraph, including the day such failure to pay occurs and excluding the day such failure to pay is cured, and the denominator of which is 360, and multiplying the rate obtained against the product of $100,000 and the number of Shares called for redemption that have not been so redeemed.

         If the Company fails to pay to the auction agent on or prior to any date set for redemption of all the Shares the full amount payable upon the redemption of the Shares, then the applicable dividend rate for the Shares for each dividend period or portion thereof commencing on or after the redemption date on which the Company failed to pay will be equal to the Non-Payment Period Rate for the Shares, as determined on the business day prior to the first day of each such dividend period.

Changes in the Dividends Received Deduction

         If, at any time prior to the date that is 18 months after February 12, 2003, and in the limited circumstances described below with respect to special dividend periods, any amendment to the Code is enacted that has the effect of reducing the percentage of dividends received by corporate taxpayers which may be deducted for federal income tax purposes (currently 70%) pursuant to Section 243(a)(1) of the Code or any successor provision (the "Dividends Received Percentage"), then the applicable dividend rate with respect to the new Stock for the dividend period in which the effective date of such change occurs will, to the extent such amendment applies to such dividend period, be adjusted on and after its effective date for the remainder of such dividend period by multiplying the applicable dividend rate, determined before any adjustment described in this paragraph, by a factor, which will be the number determined in accordance with the following formula (the "DRD Formula"), and rounding the results to the nearest basis point:

         For purposes of this formula, "DRP" means the adjusted Dividends Received Percentage applicable to the relevant dividend in question; provided that in no event will DRP be less than 50% (0.50). No amendment to the Code other than a change in the percentage of the dividends received deduction set forth in Section 243(a)(1) of the Code (or any successor provision) will give rise to an adjustment described in the previous paragraph. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an opinion of independent tax counsel or a private letter ruling or similar form of guidance from the Internal Revenue Service ("IRS") to the effect that such amendment to the Code would not apply to dividends payable on the new Stock, then such amendment will not result in the adjustment otherwise provided for above. The Company's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Company, will be final and not subject to review.

         If any such amendment to the Code which reduces the Dividends Received Percentage is enacted and becomes effective after a dividend payable on a Dividend Payment Date has been declared but before such dividend has been paid, the amount of dividends payable on such Dividend Payment Date will not be increased; but instead, an amount equal to the excess, if any, of (1) the product of the dividends paid by the Company on such Dividend Payment Date on the new Stock and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the reduced Dividends Received Percentage or 50%) less (2) the dividends paid by the Company on such Dividend Payment Date on the new Stock, will be payable, if declared, on the following Dividend Payment Date to holders of the new Stock for such succeeding Dividend Payment Date, in addition to any other amounts payable on such Dividend Payment Date.

         If the applicable dividend rate is adjusted as described above, the Company will send notice of such adjustment to each holder of new Stock and the auction agent on or prior to the next Dividend Payment Date. Unless the context requires otherwise, all references to dividends herein mean dividends adjusted as described above.

         In addition, if an amendment to the Code is enacted within the applicable time periods that reduces the Dividends Received Percentage and this reduction retroactively applies to a Dividend Payment Date as to which the Company previously paid dividends on the new Stock (each, an "Affected Dividend Payment Date"), the Company will pay, if declared, additional dividends on the immediately succeeding Dividend Payment Date (or if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, on the second immediately succeeding Dividend Payment Date following the date of enactment), to holders of the new Stock for such succeeding Dividend Payment Date, in an amount equal to the excess, if any, of (1) the product of the dividends paid by the Company on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the reduced Dividends Received Percentage and 50% (0.50), applied to each Affected Dividend Payment Date) over (2) the dividends paid by the Company on each Affected Dividend Payment Date. Retroactive dividends, along with all other dividends on the new Stock, will be cumulative.

         Retroactive dividends will not be paid with respect to the enactment of any amendment to the Code if the amendment would not result in an adjustment due to the Company having received either an opinion of counsel or tax ruling referred to above. The Company will make only one payment of retroactive dividends.

         No adjustments in the dividends payable by the Company will be made, and no retroactive dividends will be payable by the Company, because of any amendment to the Code that reduces the Dividends Received Percentage that is enacted

o during the initial dividend period and more than 18 months after February 12, 2003, or

o on or after January 1, 2008, other than during a special dividend period in which, at the election of the Company, the dividends received gross-up provision will apply.

         In the event that the amount of dividends payable on the new Stock is adjusted pursuant to the DRD Formula and/or retroactive dividends are to be paid, the Company will cause notice of each adjustment and, if applicable, any retroactive dividends, to be sent to each holder of the new Stock.

         In addition, if the Dividends Received Percentage is reduced

o        on or before the date that is 18 months after February 12, 2003, or

o during any special dividend period all or a portion of which the Company has designated as a Non-Call Period and with respect to which (i) the dividends received gross-up provision applies and
              (ii) the Company has affirmatively elected to have the right to redeem the new Stock if it is required to pay additional dividends under the gross-up provision and, in either case, the Company is required to pay additional dividends under the gross-up provision, then the Company may at its option redeem the new Stock, in whole but not in part, at a redemption price of $102,500 per Share, plus accumulated and unpaid dividends, whether or not declared and including any increase in dividends payable due to changes in the Dividends Received Percentage. See "Redemption."

Redemption

         Optional Redemption. At the option of the Company, Shares may be redeemed on or after January 1, 2008, other than during a Non-Call Period as specified by the Company, in whole or from time to time in part, out of funds legally available, on any Dividend Payment Date, upon at least 30 but not more than 90 days' notice, at a redemption price per Share of $100,000, upon payment of accumulated and unpaid dividends as described in the next sentence. The Company will be required to declare and pay on the redemption date all accumulated and unpaid dividends on such Shares, whether or not declared, to the date that the Company pays or duly provides for the payment of the full amount payable upon the Shares to be redeemed. Notwithstanding the foregoing, if any dividends on the new Stock are in arrears, no Shares may be redeemed unless all outstanding Shares are simultaneously redeemed and the Company may not purchase or otherwise acquire any of the new Stock; provided, however, that the foregoing will not prevent the purchase or acquisition of the new Stock pursuant to an otherwise lawful purchase or exchange offer made on the same terms to holders of all outstanding Shares.

         If at any time

o        on or before the date that is 18 months after February 12, 2003, or

o during any special dividend period all or a portion of which the Company has designated as a Non-Call Period and with respect to which (i) the dividends received gross-up provision applies and
              (ii) the Company has affirmatively elected to have the right to redeem the new Stock if it is required to pay additional dividends under the gross-up provision,

one or more amendments to the Code are enacted that have the effect of reducing the Dividends Received Percentage and, as a result, the amount of dividends on the new Stock payable on any Dividend Payment Date may be adjusted upwards as described above under "Dividends--Changes in the Dividends Received Deduction," the Company, at its option, may redeem all, but not less than all, of the outstanding Shares, provided that, within 60 days of the date on which an amendment to the Code is enacted that reduces the Dividends Received Percentage, the Company sends notice to holders of the new Stock of such redemption. Any redemption of the new Stock pursuant to this paragraph will take place on the date specified in the notice, which will be not less than 30 nor more than 90 days from the date such notice is sent to holders of the new Stock. This redemption of the new Stock will be at a redemption price of $102,500 per Share, plus accumulated and unpaid dividends, whether or not declared and including any increase in dividends payable due to changes in the Dividends Received Percentage.

         Redemption Procedures. If Shares are to be redeemed, the Company will cause to be delivered or mailed within the applicable notice period specified above, a written notice of redemption to each holder of record of Shares, initially, the nominee of the securities depository, and the auction agent. Each redemption notice will state

o        the redemption date,

o        the redemption price,

o        the number of Shares to be redeemed,

o the place where Shares are to be surrendered for payment of the redemption price,

o that dividends on the Shares will cease to accumulate on the date that the Company pays the full amount payable upon redemption of Shares, and

o        the provision under which the redemption is being made.

No defect in the redemption notice or in the mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law. A redemption notice will be deemed given on the day that it is delivered or mailed in accordance with this paragraph.

         If less than all of the new Stock is to be redeemed, the amount to be redeemed will be determined by the board of directors of the Company and communicated to the auction agent. So long as the securities depository's nominee is the record holder of all outstanding Shares, the auction agent will give notice to the securities depository, and the securities depository will determine the amount to be redeemed from each DTC participant's account in accordance with its normal procedures. If neither the securities depository nor its nominee is the record holder of all of the Shares, the particular Shares to be redeemed will be redeemed by lot or ratably from the holders of record of the new Stock. Any such redemption will be made in accordance with applicable securities laws and rules.

         On or prior to a date set for redemption of Shares, the Company will be required to pay to the auction agent sufficient funds for the payment of the full amount payable upon redemption of such Shares.

         If the Company gives or causes to be given a redemption notice, timely pays to the auction agent a sum sufficient to redeem the new Stock as to which such redemption notice has been given and gives the auction agent irrevocable instructions and authority to pay the full amount payable on redemption to the holders, then on the date of such payment, all rights of the holders of the new Stock to be redeemed, as such, will terminate (except the right of the holders to receive the full amount payable upon redemption thereof upon surrender of the certificate or certificates therefor, but without interest), and such new Stock will no longer be deemed to be outstanding for any purpose (including, without limitation, the right of holders to vote on any matter or to participate in any subsequent Auction for the outstanding new Stock). In addition, any new Stock as to which a redemption notice has been given by the Company will be deemed to be not outstanding for purposes of any Auction for the new Stock held after the date of such redemption notice. The Company will be entitled to receive from time to time from the auction agent the income, if any, derived from the investment of monies or other assets paid to it, to the extent that such income is not required to pay the redemption price, and the holders will not have any claim to such income. Any funds so paid to the auction agent which are unclaimed at the end of six years from the redemption date will be returned to the Company, after which the holders may look only to the Company for payment of the redemption price.

         So long as all of the outstanding Shares are held of record by a nominee of the securities depository, the amounts payable upon redemption of the new Stock will be paid to the securities depository on the redemption date. The normal procedures of the securities depository currently provide for it to distribute amounts payable upon redemption to DTC participants, who, in turn, are to distribute such funds to the persons for whom they are acting as agent.

The Auction

         General. The applicable dividend rate for the new Stock for each dividend period commencing on and after January 1, 2008 will be equal to the rate per annum that has resulted from implementation of the auction procedures set forth in Exhibit B. If, however, the Company should fail to pay the full amount of all accumulated and unpaid dividends on the new Stock on any Dividend Payment Date or the redemption price of any new Stock called for redemption, the applicable dividend rate for the new Stock will be determined as described under "Dividends--Determination of Dividend Rate."

         As used herein, an existing holder of any new Stock means a person who is presently listed as the beneficial owner of such Shares in the records of the auction agent. The auction agent may rely upon, as evidence of the identities of the existing holders of the new Stock, a list of the owners of the new Stock provided by the Company or the broker-dealers, the results of Auctions and notices from any existing holder, the DTC participant of any existing holder or the broker-dealer of any existing holder with respect to such existing holder's transfer of the new Stock to another person. References herein to existing holders and potential holders will, unless the context otherwise requires, be deemed to include beneficial owners and potential beneficial owners acting through their broker-dealers.

         The auction agent will be required to register a transfer of the new Stock from an existing holder to another person only if (1) such transfer is pursuant to an Auction or (2) the auction agent has been notified in writing (A) by such existing holder, the DTC participant of such existing holder or the broker-dealer of such existing holder of such transfer or (B) by the broker-dealer of any person that purchased such new Stock in an Auction of the failure of such new Stock to be transferred as a result of such Auction. The auction agent is not required to accept any such notice of transfer delivered prior to an Auction unless it is received by the auction agent by 3:00 p.m., New York City time, on the business day prior to the Auction.

         Auction Dates. For each dividend period commencing on or after January 1, 2008, an Auction to determine the applicable dividend rate for the new Stock for a particular dividend period for the new Stock will be held on the business day immediately preceding the start of that regular or special dividend period (the "Auction Date"). The term "business day" means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by law to close. Both the Auction Date and the first day of the related dividend period, also a period-end Dividend Payment Date, must be business days but need not be consecutive calendar days. For example, in most cases, if the date or day that would normally be an Auction Date is not a business day, then such Auction Date will be the next preceding day that is a business day even though such period-end Dividend Payment Date remains the same. See "Dividends" for information concerning the circumstances under which a Dividend Payment Date may fall on a date other than a date that would normally be such Dividend Payment Date.

         The first Auction Date for the Shares will be December 31, 2007.

                                    EXHIBIT B

                               AUCTION PROCEDURES

         The terms not defined below are defined in Exhibit A.

I.       Definitions

         (A) "'AA'Composite Commercial Paper Rate," on any date of determination, means (i) the Interest Equivalent of the rate on commercial paper placed on behalf of issuers whose corporate bonds are rated "AA" by S&P or "Aa" by Moody's or the equivalent of such rating by another nationally recognized statistical rating organization, as such rate is made available on a discount basis or otherwise by the Federal Reserve Bank of New York for the business day immediately preceding such date, or (ii) in the event that the Federal Reserve Bank of New York does not make available such a rate, then the arithmetic average of the Interest Equivalent of the rate on commercial paper placed on behalf of such issuers, as quoted on a discount basis or otherwise by the Commercial Paper Dealers, to the Auction Agent for the close of business on the business day immediately preceding such date. If the Commercial Paper Dealer does not quote a rate required to determine the "AA" Composite Commercial Paper Rate, the "AA" Composite Commercial Paper Rate will be determined on the basis of the quotation or quotations furnished by any substitute Commercial Paper Dealer or substitute Commercial Paper Dealers. If the number of dividend period days shall be (i) seven or more but fewer than 49 days, such rate shall be the Interest Equivalent of the 30-day rate on such commercial paper; (ii) 49 or more but fewer than 70 days, such rate shall be the Interest Equivalent of the 60-day rate on such commercial paper; (iii) 70 or more days but fewer than 85 days, such rate shall be the arithmetic average of the Interest Equivalent of the 60-day and 90-day rates on such commercial paper; (iv) 85 or more days but fewer than 99 days, such rate shall be the Interest Equivalent of the 90-day rate on such commercial paper; or (v) 99 or more days but fewer than 183 days, such rate shall be determined by linear interpolation between the Interest Equivalents of the 90-day rate and the 180-day rate on such commercial paper.

         (B) "Applicable Rate" means, with respect to any Shares for any dividend period therefor, the rate per annum at which cash dividends are payable on such Shares for such dividend period.

         (C) "Auction Agent" means The Bank of New York, its successors and assigns, or such other bank or trust company appointed to such capacity by the Company.

         (D) "Available Shares" has the meaning specified in paragraph (IV)(A) below.

         (E) "Bid" has the meaning specified in paragraph (II)(A) below.

         (F) "Bidder" has the meaning specified in paragraph (II)(A) below.

         (G) "Commercial Paper Dealer" means Lehman Brothers Inc. or its successors.

         (H) "Hold Order" has the meaning specified in paragraph (II)(A) below.

         (I) "Interest Equivalent" means a yield on a 360-day basis of a discount basis security which is equal to the yield on an equivalent interest-bearing security.

         (J) "Maximum Applicable Dividend Rate" for any subsequent dividend period will be the Applicable Percentage of the Reference Rate. The "Applicable Percentage" will be determined based on the lower of the credit rating or ratings assigned on such date to the Shares by Moody's and S&P (or if Moody's or S&P or both shall not make such rating available, the equivalent of either or both of such ratings by a Substitute Rating Agency or two Substitute Rating Agencies or, in the event that only one such rating shall be available, such rating) as follows:

                                                              Applicable
                                                             Percentage of
                                                           Reference Rate
                             Credit Rating


              Moody's                  S&P
"Aa3" or above                        "AA-" or above              150%
"A3" to "A1"                          "A-" to "A+"                175%
"Baa3" to "Baa1"                      "BBB-" to "BBB+"            200%
Below "Baa3"                          Below "BBB-"                250%

provided, however, that, if at 9:00 A.M., New York City time, on any Auction Date, (i) the rating of any Shares by Moody's shall be on the "Corporate Credit Watch List" of Moody's with a designation of "downgrade" or "uncertain" or (ii) the rating of any Shares by S&P shall be on the "Credit Watch" of S&P with a designation of "negative implications" or "developing" or (iii) if Moody's or S&P, or both, shall not make such a rating available, and the rating of any Shares by any Substitute Rating Agency shall be on the substantial equivalent of clause (i) or (ii) above, then the Maximum Applicable Dividend Rate for the Shares to which such Auction Date relates will be determined pursuant to an Applicable Percentage based on the credit rating that is one level lower (for example from "A3" to "Baa1" for Moody's or from "BBB+" to "BBB" for S&P).

         The Company shall take all reasonable action necessary to enable Moody's and S&P (and, as appropriate, any Substitute Rating Agency or Substitute Rating Agencies) to provide a rating for the Shares. If neither S&P nor Moody's shall make such a rating available, the Company, after consultation with the broker-dealers or their affiliates and successors, shall select a nationally recognized statistical rating organization or two nationally recognized statistical rating organizations to act as a Substitute Rating Agency or Substitute Rating Agencies, as the case may be.

         (K) "Non-Payment Period" includes any Dividend Non-Payment Period and Redemption Non-Payment Period.

         (L) "Order" has the meaning specified in paragraph (II)(A) below.

         (M) "Participant" means a participant of the securities depository that will act on behalf of an existing holder, a beneficial owner, or a potential holder or potential beneficial owner of one or more Shares.

         (N) "Reference Rate" means, (i) with respect to a dividend period of 49 days to 183 days, the applicable "AA" Composite Commercial Paper Rate, (ii) with respect to a dividend period of 184 days to 364 days, the applicable U.S. Treasury Bill Rate, (iii) with respect to a dividend period of one year to ten years, the applicable U.S. Treasury Note Rate, and (iv) with respect to a dividend period in excess of ten years, the applicable U.S. Treasury Bond Rate.

         (O) "Sell Order" has the meaning specified in paragraph (II)(A) below.

         (P) "Submission Deadline" means 1:00 P.M., New York City time, on any Auction Date or such other time on the Auction Date as may be specified by the Auction Agent from time to time as the time by which each broker-dealer must submit to the Auction Agent in writing all Orders obtained by it for the Auction to be conducted on such Auction Date.

         (Q) "Submitted Bid" has the meaning specified in paragraph (II)(A) below.

         (R) "Submitted Hold Order" has the meaning specified in paragraph
(II)(A) below.

         (S) "Submitted Order" has the meaning specified in paragraph (II)(A) below.

         (T) "Submitted Sell Order" has the meaning specified in paragraph
(II)(A) below.

         (U) "Subsequent Period-End Dividend Payment Date," with respect to each subsequent dividend period, means the business day immediately succeeding the last day of such subsequent dividend period.

         (V) "Substitute Rating Agency" and "Substitute Rating Agencies" mean a nationally recognized statistical rating organization and two nationally recognized statistical rating organizations, respectively, each term as defined for purposes of Rule 436(g)(2) under the Securities Act of 1933, as amended, selected by the Company after consultation with each broker-dealer, to act as the substitute rating agency or substitute rating agencies, as the case may be, to determine the credit ratings of the Shares.

         (W) "Sufficient Clearing Bids" has the meaning specified in paragraph
(II)(A) below.

         (X) "U.S. Treasury Bill Rate" on any date means (i) the Interest Equivalent of the rate on the actively traded Treasury Bill with a maturity most nearly comparable to the length of the related dividend period, as such rate is made available on a discount basis or otherwise by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such business day, or (ii) if such yield as so calculated is not available, the Alternate Treasury Bill Rate on such date. "Alternate Treasury Bill Rate" on any date means the Interest Equivalent of the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded Treasury Bill with a maturity most nearly comparable to the length of the related dividend period, as determined by bid price quotations as of any time on the business day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the Auction Agent.

         (Y) "U.S. Treasury Bond Rate" on any date means (i) the yield as calculated by reference to the bid price quotation of the actively traded, current coupon Treasury Bond with a maturity most nearly comparable to the length of the related dividend period, as such bid price quotation is published on the business day immediately preceding such date by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such business day, or (ii) if such yield as so calculated is not available, the Alternate Treasury Bond Rate on such date. "Alternate Treasury Bond Rate" on any date means the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded, current coupon Treasury Bond with a maturity most nearly comparable to the length of the related dividend period, as determined by the bid price quotations as of any time on the business day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the Auction Agent.

         (Z) "U.S. Treasury Note Rate" on any date means (i) the yield as calculated by reference to the bid price quotation of the actively traded, current coupon Treasury Note with a maturity most nearly comparable to the length of the related dividend period, as such bid price quotation is published on the business day immediately preceding such date by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such business day, or (ii) if such yield as so calculated is not available, the Alternate Treasury Note Rate on such date. "Alternate Treasury Note Rate" on any date means the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded, current coupon Treasury Note with a maturity most nearly comparable to the length of the related dividend period, as determined by the bid price quotations as of any time on the business day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the Auction Agent.

         (AA) "Winning Bid Rate" has the meaning specified in paragraph (II)(A) below.

II.      Orders by Existing Holders and Potential Holders

         (A) Beneficial owners and potential beneficial owners may only participate in Auctions through their broker-dealers. Broker-Dealers will submit the Orders of their respective customers who are beneficial owners and potential beneficial owners to the Auction Agent, designating themselves (unless otherwise permitted by the Company) as existing holders in respect of Shares subject to Orders submitted or deemed submitted to them by beneficial owners and as potential holders in respect of Shares subject to Orders submitted to them by potential beneficial owners. A broker-dealer may also hold Shares in its own account as a beneficial owner or wish to purchase Shares for its own account as a potential beneficial owner. A broker-dealer may thus submit Orders to the Auction Agent as a beneficial owner or a potential beneficial owner and therefore participate in an Auction as an existing holder or potential holder on behalf of both itself and its customers.

         Prior to the Submission Deadline on each Auction Date:

                  (1) each existing holder may submit to its broker-dealer information by telephone or otherwise as to:

                           (a) the number of Shares, if any, held by such
                  existing holder which such existing holder desires to continue to hold without regard to the Applicable Rate for the next succeeding subsequent dividend period;

                           (b) the number of Shares, if any, held by such
                  existing holder which such existing holder desires to continue to hold, provided that the Applicable Rate for the next succeeding subsequent dividend period shall not be less than the rate per annum specified by such existing holder; and/or

                           (c) the number of Shares, if any, held by such
                  existing holder which such existing holder offers to sell without regard to the Applicable Rate for the next succeeding subsequent dividend period; and

                  (2) each broker-dealer will contact potential holders by telephone or otherwise to determine whether such potential holders desire to submit Bids in which such potential holders will indicate the number of Shares, if any, which each such potential holder offers to purchase, provided that the Applicable Rate for the next succeeding subsequent dividend period shall not be less than the rate per annum specified in such Bids.

         For the purposes hereof, the communication by an existing holder pursuant to clause (1) above or by a potential holder pursuant to clause (2) above to a broker-dealer, or the communication by a broker-dealer acting for its own account to the Auction Agent, of information referred to in clause (1) or
(2) of this paragraph (II)(A) is hereinafter referred to as an "Order" and each existing holder and each potential holder placing an Order, including a broker-dealer acting in such capacity for its own account, is hereinafter referred to as a "Bidder"; an Order containing the information referred to in clause (1)(a) of this paragraph (II)(A) is hereinafter referred to as a "Hold Order"; an Order containing the information referred to in clause (1)(b) or (2) of this paragraph (II)(A) is hereinafter referred to as a "Bid"; and an Order containing the information referred to in clause (1)(c) of this paragraph
(II)(A) is hereinafter referred to as a "Sell Order." Inasmuch as a broker-dealer participates in an Auction as an existing holder or a potential holder only to represent the interests of its customers or itself, the provisions herein relating to the consequences of an Auction for existing holders and potential holders also apply to the underlying beneficial ownership interests represented thereby.

         (B) (1) A Bid by an existing holder shall constitute an irrevocable offer to sell:

                           (a) the number of Shares specified in such Bid if the
                  Applicable Rate determined on such Auction Date shall be less than the rate per annum specified in such Bid; or

                           (b) such number or a lesser number of Shares to be
                  determined as set forth in paragraph (V)(A)(4) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein; or

                           (c) a lesser number of Shares to be determined as set
                  forth in paragraph (V)(B)(3) if such specified rate per annum shall be higher than the Maximum Applicable Dividend Rate and Sufficient Clearing Bids do not exist.

                  (2) A Sell Order by an existing holder shall constitute an irrevocable offer to sell:

                           (a) the number of Shares specified in such Sell
                  Order; or

                           (b) such number or a lesser number of Shares to be
                  determined as set forth in paragraph (V)(B)(3) if Sufficient Clearing Bids do not exist.

                  (3) A Bid by a potential holder shall constitute an irrevocable offer to purchase:

                           (a) the number of Shares specified in such Bid if the
                  Applicable Rate determined on such Auction Date shall be higher than the rate per annum specified in such Bid; or

                           (b) such number or a lesser number of Shares to be
                  determined as set forth in paragraph (V)(A)(5) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein.

III. Submission of Orders by Broker-Dealers to Auction Agent

         (A) Each broker-dealer shall submit in writing or through the Auction Agent's auction processing system to the Auction Agent prior to the Submission Deadline on each Auction Date all Orders obtained by such broker-dealer for the Auction to be conducted on such Auction Date, designating itself (unless otherwise permitted by the Company) as an existing holder or a potential holder in respect of Shares subject to such Orders, and specifying with respect to each
Order:

                  (1) the name of the Bidder placing each Order (which shall be the broker-dealer unless otherwise permitted by the Company);

                  (2) the aggregate number of Shares that are the subject of such Order;

                  (3) to the extent that such Bidder is an existing holder:

                           (a) the number of Shares, if any, subject to any Hold
                  Order placed by such existing holder;

                           (b) the number of Shares, if any, subject to any Bid
                  placed by such existing holder and the rate per annum specified in such Bid; and

                           (c) the number of Shares, if any, subject to any Sell
                  Order placed by such existing holder; and

                  (4) to the extent such Bidder is a potential holder, the rate per annum specified in such potential holder's Bid.

         (B) If any rate per annum specified in any Bid contains more than three figures to the right of the decimal point, the Auction Agent shall round such rate up to the next highest one-thousandth (.001) of 1%.

         (C) If an Order or Orders covering in the aggregate all of the Shares held by an existing holder are not submitted to the Auction Agent prior to the Submission Deadline for any reason (including the failure of a broker-dealer to contact any existing holder or to submit an Order covering such existing holder's Order or Orders), the Auction Agent shall deem a Hold Order (in the case of an Auction relating to a regular dividend period) or a Sell Order (in the case of an Auction relating to a special dividend period) to have been submitted on behalf of such existing holder covering the number of Shares held by such existing holder and not subject to Orders submitted to the Auction Agent.

         (D) If one or more Orders on behalf of an existing holder covering in the aggregate more than the number of Shares held by such existing holder are submitted to the Auction Agent, such Order shall be considered valid as follows and in the following order of priority:

                  (1) any Hold Order submitted on behalf of such existing holder shall be considered valid up to and including the number of Shares held by such existing holder; provided that if more than one Hold Order is submitted on behalf of such existing holder and the number of Shares subject to such Hold Orders exceeds the number of Shares held by such existing holder, the number of Shares subject to each of such Hold Orders shall be reduced pro rata so that such Hold Orders, in the aggregate, will cover exactly the number of Shares held by such existing holder;

                  (2) (a) any Bids submitted on behalf of such existing holder shall be considered valid, up to and including the excess of the number of Shares held by such existing holder over the number of Shares subject to any Hold Order referred to in paragraph (III)(D)(1) above;
         (b) if more than one Bid submitted on behalf of such existing holder specifies the same rate per annum and together they cover more than the remaining number of Shares that can be the subject of valid Bids after application of paragraph (III)(D)(1) above and of subclause (a) of this paragraph (III)(D)(2) to any Bid or Bids specifying a lower rate or rates per annum, the number of Shares subject to each of such Bids shall be reduced pro rata so that such Bids, in the aggregate, cover exactly such remaining number of Shares; and (c) subject to subclauses
         (a) and (b) above, if more than one Bid submitted on behalf of such existing holder specifies different rates per annum, such Bids shall be considered valid in the ascending order of their respective rates per annum and in any such event the number of Shares, if any, subject to Bids not valid under this paragraph (III)(D)(2) shall be treated as the subject of a Bid by a potential holder; and

                  (3) any Sell Order shall be considered valid up to and including the excess of the number of Shares held by such existing holder over the number of Shares subject to Hold Orders referred to in paragraph (III)(D)(1) and valid Bids referred to in paragraph
         (III)(D)(2); provided that if more than one Sell Order is submitted on behalf of any existing holder and the number of Shares subject to such Sell Orders is greater than such excess, the number of Shares subject to each of such Sell Orders shall be reduced pro rata so that such Sell Orders, in the aggregate, cover exactly the number of Shares equal to such excess.

         (E) If more than one Bid is submitted on behalf of any potential holder, each Bid submitted shall be a separate Bid with the rate per annum and number of Shares specified.

         (F) Any Order submitted by an existing holder or a potential holder to its broker-dealer, and any Order submitted by a broker-dealer to the Auction Agent, prior to the Submission Deadline on any Auction Date, shall be irrevocable.

IV. Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate

         (A) Not earlier than the Submission Deadline on each Auction Date, the Auction Agent shall assemble all Orders submitted or deemed submitted by the broker-dealers (each such Order as submitted or deemed submitted by a broker-dealer being hereinafter referred to individually as a "Submitted Hold Order", a "Submitted Bid" or a "Submitted Sell Order", as the case may be, or as a "Submitted Order") and shall determine:

                  (1) the excess of the total number of Shares over the number of Shares that are the subject to Submitted Hold Orders (such excess being hereinafter referred to as the "Available Shares");

                  (2) from the Submitted Orders whether the number of Shares that are the subject of Submitted Bids by potential holders specifying one or more rates per annum equal to or lower than the Maximum Applicable Dividend Rate exceeds or is equal to the sum of:

                           (a) the number of Shares that are the subject of
                  Submitted Bids by existing holders specifying one or more rates per annum higher than the Maximum Applicable Dividend Rate, and

                           (b) the number of Shares that are subject to
                  Submitted Sell Orders (if such excess or such equality exists (other than because the number of Shares in clause (a) above and this clause (b) are each zero because all Shares are the subject of Submitted Hold Orders), such Submitted Bids by potential holders being hereinafter referred to collectively as "Sufficient Clearing Bids"); and

                  (3) if Sufficient Clearing Bids exist, the lowest rate per annum specified in the Submitted Bids (the "Winning Bid Rate") that, if:

                           (a) each Submitted Bid from existing holders
                  specifying the Winning Bid Rate and all other Submitted Bids from existing holders specifying lower rates per annum were rejected, thus entitling such existing holders to continue to hold the Shares that are the subject of such Submitted Bids, and

                           (b) each Submitted Bid from potential holders
                  specifying the Winning Bid Rate and all other Submitted Bids from potential holders specifying lower rates per annum were accepted, thus entitling the potential holders to purchase the Shares that are the subject of such Submitted Bids, would result in the number of Shares subject to all Submitted Bids specifying the Winning Bid Rate or a lower rate per annum being at least equal to the Available Shares.

         (B) Promptly after the Auction Agent has made the determinations pursuant to paragraph (IV)(A), the Auction Agent shall advise the Company of the Maximum Applicable Dividend Rate and, based on such determinations, the Applicable Rate for the next succeeding dividend period as follows:

                  (1) if Sufficient Clearing Bids exist, that the Applicable Rate for the next succeeding subsequent dividend period shall be equal to the Winning Bid Rate;

                  (2) if Sufficient Clearing Bids do not exist (other than because all of the Shares are the subject of Submitted Hold Orders), that the subsequent dividend period next succeeding the Auction shall automatically be a regular dividend period and the Applicable Rate for such next succeeding subsequent dividend period shall be equal to the Maximum Applicable Dividend Rate; or

                  (3) if all of the Shares are the subject of Submitted Hold Orders, that the subsequent dividend period next succeeding the Auction shall automatically be a regular dividend period and the Applicable Rate for such next succeeding subsequent dividend period shall be equal to 59% of the Reference Rate in effect on the date of such Auction.

V. Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares

         Based on the determinations made pursuant to paragraph (IV)(A), the Submitted Bids and Submitted Sell Orders shall be accepted or rejected and the Auction Agent shall take such other action as set forth below:

         (A) If Sufficient Clearing Bids have been made, subject to the provisions of paragraph (V)(C) and paragraph (V)(D), Submitted Bids and Submitted Sell Orders shall be accepted or rejected in the following order of priority and all other Submitted Bids shall be rejected:

                  (1) the Submitted Sell Orders of existing holders shall be accepted and the Submitted Bid of each of the existing holders specifying any rate per annum that is higher than the Winning Bid Rate shall be accepted, thus requiring each such existing holder to sell the Shares that are the subject of such Submitted Sell Order or Submitted Bid;

                  (2) the Submitted Bid of each of the existing holders specifying any rate per annum that is lower than the Winning Bid Rate shall be rejected, thus entitling each such existing holder to continue to hold the Shares that are the subject of such Submitted Bid;

                  (3) the Submitted Bid of each of the potential holders specifying any rate per annum that is lower than the Winning Bid Rate shall be accepted, thus requiring each such potential holder to purchase the Shares subject to such Submitted Bid;

                  (4) the Submitted Bid of each of the existing holders specifying a rate per annum that is equal to the Winning Bid Rate shall be rejected, thus entitling each such existing holder to continue to hold the Shares that are the subject of such Submitted Bid, unless the number of Shares subject to all such Submitted Bids shall be greater than the excess (the "Remaining Excess") of the Available Shares over the number of Shares subject to Submitted Bids described in paragraph
         (V)(A)(2) and paragraph (V)(A)(3), in which event the Submitted Bids of each such existing holder shall be accepted, and each such existing holder shall be required to sell Shares, but only in an amount equal to the difference between (1) the number of Shares then held by such existing holder subject to such Submitted Bid and (2) the number of Shares obtained by multiplying (x) the number of Remaining Excess of the Available Shares by (y) a fraction the numerator of which shall be the number of Shares held by such existing holder subject to such Submitted Bid and the denominator of which shall be the sum of the number of Shares subject to such Submitted Bids made by all such existing holders that specified a rate per annum equal to the Winning Bid Rate; and

                  (5) the Submitted Bid of each of the potential holders specifying a rate per annum that is equal to the Winning Bid Rate shall be accepted but only in an amount equal to the number of Shares obtained by multiplying (x) the difference between the Available Shares and the number of Shares subject to Submitted Bids described in paragraph (V)(A)(2), paragraph (V)(A)(3) and paragraph (V)(A)(4) by (y) a fraction the numerator of which shall be the number of Shares subject to such Submitted Bid and the denominator of which shall be the sum of the number of Shares subject to such Submitted Bids made by all such potential holders that specified rates per annum equal to the Winning Bid Rate.

         (B) If Sufficient Clearing Bids have not been made (other than because all of the Shares are subject to Submitted Hold Orders), subject to the provisions of paragraph (V)(C), Submitted Orders shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids shall be rejected:

                  (1) the Submitted Bid of each existing holder specifying any rate per annum that is equal to or lower than the Maximum Applicable Dividend Rate shall be rejected, thus entitling such existing holder to continue to hold the Shares that are the subject of such Submitted Bid;

                  (2) the Submitted Bid of each potential holder specifying any rate per annum that is equal to or lower than the Maximum Applicable Dividend Rate shall be accepted, thus requiring such potential holder to purchase the Shares that are the subject of such Submitted Bid; and

                  (3) the Submitted Bids of each existing holder specifying any rate per annum that is higher than the Maximum Applicable Dividend Rate shall be accepted and the Submitted Sell Orders of each existing holder shall be accepted, in both cases only in an amount equal to the difference between (1) the number of Shares then held by such existing holder subject to such Submitted Bid or Submitted Sell Order and (2) the number of Shares obtained by multiplying (x) the difference between the Available Shares and the aggregate number of Shares subject to Submitted Bids described in paragraph (V)(B)(1) and paragraph (V)(B)(2) by (y) a fraction the numerator of which shall be the number of Shares held by such existing holder subject to such Submitted Bid or Submitted Sell Order and the denominator of which shall be the number of Shares subject to all such Submitted Bids and Submitted Sell Orders.

         (C) If, as a result of the procedures described in paragraph (V)(A) or paragraph (V)(B), any existing holder would be entitled or required to sell, or any potential holder would be entitled or required to purchase, a fraction of a Share on any Auction Date, the Auction Agent shall, in such manner as it shall determine in its sole discretion, round up or down the number of Shares to be purchased or sold by any existing holder or potential holder on such Auction Date so that each Share purchased or sold by each existing holder or potential holder on such Auction Date shall be a whole Share.

         (D) If, as a result of the procedures described in paragraph (V)(A), any potential holder would be entitled or required to purchase less than a whole Share on any Auction Date, the Auction Agent shall, in such manner as in its sole discretion it shall determine, allocate Shares for purchase among potential holders so that only whole Shares are purchased on such Auction Date by any potential holder, even if such allocation results in one or more of such potential holders not purchasing any Shares on such Auction Date.

         (E) Based on the results of each Auction, the Auction Agent shall determine, with respect to each broker-dealer that submitted Bids or Sell Orders on behalf of existing holders or potential holders, the aggregate number of Shares to be purchased and the aggregate number of the Shares to be sold by such potential holders and existing holders and, to the extent that such aggregate number of Shares to be purchased and such aggregate number of Shares to be sold differ, the Auction Agent shall determine to which other broker-dealer or broker-dealers acting for one or more purchasers such broker-dealer shall deliver, or from which other broker-dealer or broker-dealers acting for one or more sellers such broker-dealer shall receive, as the case may be, Shares.

VI.      Suspension of Auction During Non-Payment Period

         Upon occurrence and during the continuance of a Non-Payment Period with respect to the Shares that has not been duly cured by the Company pursuant to paragraph 2(b), Auctions of the Shares shall be suspended and shall not resume in each case until (A) in the case of a Dividend Non-Payment Period, all accumulated and unpaid dividends on such Shares for all past dividend periods shall have been paid to the Auction Agent, or (B) in the case of a Redemption Non-Payment Period in connection with an optional redemption of less than all of the Shares, all amounts payable upon such optional redemption of such Shares shall have been paid to the Auction Agent, in each case by 12:00 noon, New York City time, on the relevant Auction Date with respect to the Shares, provided that, at least two business days but no more than 30 days prior to such Auction Date, the Company shall have given the Auction Agent, the securities depository and the applicable holders of record written notice of such deposit or availability.

VII.     Miscellaneous

         The Company may interpret the provisions of the auction procedures to resolve any inconsistency or ambiguity, remedy any formal defect or make any other change or modification that does not substantially adversely affect the rights of existing holders of Shares. An existing holder (A) may sell, transfer or otherwise dispose of Shares only pursuant to a Bid or Sell Order in accordance with the procedures described in these auction procedures through a broker-dealer, except that transfers of Shares may also be effected through means other than pursuant to Auctions provided that each such transfer shall be in a minimum quantity of one Share or in multiples thereof and shall be valid and accepted by the Auction Agent only if such existing holder or its broker-dealer or Participant, as applicable, shall have advised the Auction Agent in writing of such transfer by 3:00 P.M., New York City time, on the business day next preceding the Auction Date with respect to the Shares, and (B) except as otherwise required by law, shall have the ownership of the Shares held by it maintained in book-entry form by the securities depository in the account of its Participant, which in turn will maintain records of such existing holder's beneficial ownership. Neither the Company nor any affiliate shall submit an Order in any Auction. Any existing holder that is an affiliate shall not sell, transfer or otherwise dispose of Shares to any person other than the Company. All of the outstanding Shares shall be represented by one or more certificates registered in the name of the nominee of the securities depository unless otherwise required by law or unless there is no securities depository. If there is no securities depository, at the Company's option and upon its receipt of such documents as it deems appropriate, such Shares may be registered in the stock register in the name of the existing holder thereof and such existing holder thereupon will be entitled to receive certificates therefor and required to deliver certificates therefor upon transfer or exchange thereof.

                                    EXHIBIT C

                              SETTLEMENT PROCEDURES

         The following summary of Settlement Procedures sets forth the procedures expected to be followed in connection with the settlement of each Auction. Capitalized terms used herein shall have the respective meanings specified in Exhibit A or Exhibit B hereto, as the case may be.

                  I. On each Auction Date, the Auction Agent shall notify by telephone or through the Auction Agent's auction processing system the broker-dealers that participated in the Auction held on such Auction Date and submitted an Order on behalf of any existing holder or potential holder of:

                           (A) the Applicable Rate fixed for the next succeeding
dividend period;

                           (B) whether Sufficient Clearing Bids existed for the
                  determination of the Applicable Rate;

                           (C) if such broker-dealer (a "Seller's
                  Broker-Dealer") submitted a Bid or a Sell Order on behalf of an existing holder, the number of Shares, if any, to be sold by such existing holder;

                           (D) if such broker-dealer (a "Buyer's Broker-Dealer")
                  submitted a Bid on behalf of a potential holder, the number of Shares, if any, to be purchased by such potential holder;

                           (E) if the aggregate number of Shares to be sold by
                  all existing holders on whose behalf such broker-dealer submitted a Bid or a Sell Order exceeds the aggregate number of Shares to be purchased by all potential holders on whose behalf such broker-dealer submitted a Bid, the name or names of one or more Buyer's Broker-Dealers (and the name of the Participant, if any, of each such Buyer's Broker-Dealer) acting for one or more purchasers of such excess number of Shares and the number of such Shares to be purchased from one or more existing holders on whose behalf such broker-dealer acted by one or more potential holders on whose behalf each of such Buyer's Broker-Dealers acted;

                           (F) if the aggregate number of Shares to be purchased
                  by all potential holders on whose behalf such broker-dealer submitted a Bid exceeds the aggregate number of Shares to be sold by all existing holders on whose behalf such broker-dealer submitted a Bid or a Sell Order, the name or names of one or more Seller's Broker-Dealers (and the name of the Participant, if any, of each such Seller's Broker-Dealer) acting for one or more sellers of such excess number of Shares and the number of such Shares to be sold to one or more potential holder on whose behalf such broker-dealer acted by one or more existing holders on whose behalf each of such Seller's Broker-Dealers acted; and

                           (G) the Auction Date of the next succeeding Auction
                  with respect to the Shares.

                  II. On each Auction Date, each broker-dealer that submitted an Order on behalf of any existing holder or potential holder shall:

                           (A) in the case of a broker-dealer that is a Buyer's
                  Broker-Dealer, instruct each potential holder on whose behalf such broker-dealer submitted a Bid that was accepted, in whole or in part, to instruct such potential holder's Participant to pay to such broker-dealer (or its Participant) through the securities depository the amount necessary to purchase the number of Shares to be purchased pursuant to such Bid against receipt of such Shares and advise such potential holder of the Applicable Rate for the next succeeding dividend period;

                           (B) in the case of a broker-dealer that is a Seller's
                  Broker-Dealer, instruct each existing holder on whose behalf such broker-dealer submitted a Sell Order that was accepted, in whole or in part, or a Bid that was accepted, in whole or in part, to instruct such existing holder's Participant to deliver to such broker-dealer (or its Participant) through the securities depository the number of Shares to be sold pursuant to such Order against payment therefor and advise any such existing holder that will continue to hold Shares at the Applicable Rate for the next succeeding dividend period;

                           (C) advise each existing holder on whose behalf such
                  broker-dealer submitted a Hold Order of the Applicable Rate for the next succeeding dividend period;

                           (D) advise each existing holder on whose behalf such
                  broker-dealer submitted an Order of the Auction Date for the next succeeding Auction; and

                           (E) advise each potential holder on whose behalf such
                  broker-dealer submitted a Bid that was accepted, in whole or in part, of the Auction Date for the next succeeding Auction.

                  III. On the basis of the information provided to it pursuant to (I) above, each broker-dealer that submitted a Bid or a Sell Order on behalf of a potential holder or an existing holder shall, in such manner and at such time or times as in its sole discretion it may determine, allocate any funds received by it pursuant to (II)(A) above and any Shares received by it pursuant to (II)(B) above among the potential holders, if any, on whose behalf such broker-dealer submitted Bids, the existing holders, if any, on whose behalf such broker-dealer submitted Bids that were accepted or Sell Orders, and any broker-dealer or broker-dealers identified to it by the Auction Agent pursuant to
         (I)(E) or (I)(F) above.

                  IV. On each Auction Date:

                           (A) each potential holder and existing holder shall
                  instruct its Participant as provided in (II)(A) or (B) above, as the case may be;

                           (B) each Seller's Broker-Dealer which is not a
                  Participant of the securities depository shall instruct its Participant to (1) pay through the securities depository to the Participant of the existing holder delivering Shares to such broker-dealer pursuant to (II)(B) above the amount necessary to purchase such Shares against receipt of such Shares, and (2) deliver such Shares through the securities depository to a Buyer's Broker-Dealer (or its Participant) identified to such Seller's Broker-Dealer pursuant to (I)(E) above against payment therefor; and

                           (C) each Buyer's Broker-Dealer which is not a
                  Participant of the securities depository shall instruct its Participant to (1) pay through the securities depository to a Seller's Broker-Dealer (or its Participant) identified pursuant to (I)(F) above the amount necessary to purchase the Shares to be purchased pursuant to (II)(A) above against receipt of such Shares, and (2) deliver such Shares through the securities depository to the Participant of the purchaser thereof against payment therefor.

                  V. On the first business day after the Auction Date:

                           (A) each Bidder's Participant referred to in (IV)(A)
                  above shall instruct the securities depository to execute the transactions described in (II)(A) or (B) above, and the securities depository shall execute such transactions;

                           (B) each Seller's Broker-Dealer or its Participant
                  shall instruct the securities depository to execute the transactions described in (IV)(B) above, and the securities depository shall execute such transactions; and

                           (C) each Buyer's Broker-Dealer or its Participant
                  shall instruct the securities depository to execute the transactions described in (IV)(C) above, and the securities depository shall execute such transactions.

                  VI. If an existing holder selling Shares in an Auction fails to deliver such Shares (by authorized book-entry), a broker-dealer may deliver to the potential holder on behalf of which it submitted a Bid that was accepted a number of whole Shares that is less than the number of Shares that otherwise was to be purchased by such potential holder. In such event, the number of Shares to be so delivered shall be determined solely by such broker-dealer. Delivery of such lesser number of Shares shall constitute good delivery. Notwithstanding the foregoing terms of this paragraph (VI), any delivery or non-delivery of Shares which shall represent any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the provisions of the auction agent agreement and the broker-dealer agreements.